PURINA MILLS,
                      PM HOLDINGS CORPORATION
                SEVERANCE PROGRAM FOR KEY EMPLOYEES

     The Board of Directors of Purina Mills, Inc. ("Purina") and the Board of Directors of PM Holdings Corporation ("PM Holdings") (collectively, "Boards") have authorized Purina and PM Holdings (collectively, with any survivors thereto, the "Company") to explore the possibility of various business combinations. In light of the distraction to key employees who contribute materially to the business of the Company that such exploration of combinations may create, the Boards have determined that it is in the best interests of Purina, PM Holdings, and their stockholders to take action intended to ensure that the Company and its subsidiaries will continue to receive the full, undistracted attention and dedication of their key employees, notwithstanding the possibility of such a business combination or other Change in Control (as defined below). Therefore, in order to diminish the extent to which the possibility of a Change in Control would otherwise distract Purina's, PM Holdings' and their subsidiaries' key employees from the efficient discharge of their responsibilities to the Company, by providing all of such key employees with the assurance of financial security for a period of time in the event of a Change in Control, the Boards have adopted the Severance Program for Key Employees ("Program") described below effective as of January 9, 1998.

1. Employees Covered. This Program shall cover only the following employees: David L, Abbott, Ian R. Alexander, August F.
Ottinger, Duncan M. Highmark, Nile D. Ramsbottom, Rick L. Bowen,
Perry L. Mooneyham, Arnold E. Sumner Jr. and John T. Zerbe.

2. Condition to Benefits Being Payable. No benefits shall be payable under this Program unless (i) there shall have been a Change in Control, and (ii) the employee's employment with the Company and its subsidiaries terminated within the time periods specified in Section 4 immediately preceding or after the date of the Change in Control. All payments will be made to employees less all applicable withholding requirements.

3. Certain Definitions. For purposes of this Program, the following terms shall have the meanings set forth below:

     "Change In Control" shall mean any direct or indirect transfer, assignment, sale or any other disposition (in each case, a "Disposition") or series of related Dispositions to any transferee or related or affiliated transferees of either substantially all of the assets of Purina or more than forty percent (40%) of the outstanding shares of the Common Stock of PM Holdings or Purina on a fully diluted basis (after giving effect to any then exercisable right to acquire shares of Common Stock).

     "Constructive Termination" shall mean upon a Change in Control, any one or more of the following events has occurred:


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      (a)  The assignment by the Company of a Participant to
           a position that requires skills that are substantially different than the skills required for the position held by the Participant at the time of the Change in Control transaction, without the Participant's prior written consent; or

      (b) A reduction by the Company in the amount of a Participant's total cash compensation compared to the calendar year immediately preceding the calendar year in which the Change in Control occurred; or

      (c) The relocation of the Participant's office, without Participant's prior written consent; or

      (d) The requirement of the Participant to perform his duties outside the Company's principal executive offices for a period of more than sixty (60) consecutive days or more than 60% of his time during the first and second year after the Change in Control, without the prior written consent of the Participant; or

      (e) The failure of the Company to offer Participant the opportunity to participate in, or the removal of the Participant from, compensation programs and benefit plans generally offered and available to similar level executives in the Company who perform at similar levels.

      "Non-Voluntary Termination" shall mean the termination of employment, other than by reason of death or disability, of a Participant by Purina, PM Holdings or any successor thereto without cause.

4.    Benefits.
     (a) A Participant whose employment is terminated on account of a Constructive Termination or Non-Voluntary Termination within three (3) months prior to a Change in Control and such termination is in anticipation of a Change in Control, or whose employment is terminated on account of a Constructive Termination or Non-Voluntary Termination within one (1) year after a Change in Control:

           (1) shall receive, within thirty (30) days after the latest to occur of the date of the Change in Control, Constructive Termination or Non-Voluntary Termination, cash from the Company in one lump sum in an amount equal to the sum of:

              (A) two (2) times the Participant's annual base
                  salary calculated based upon the annualized annual base salary effective immediately prior to the Change in Control; and

              (B) two (2) times the bonus payments made by the
                  Company to the Participant for the calendar year immediately preceding the calendar year in which the Change in Control occurred; and


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



           (2) shall be paid in one single lump sum payment, the net present value of the premiums that would be charged for medical benefits coverage during the forty two month period (the "Forty Two Month Period") commencing on the date of the Constructive Termination or Non-Voluntary Termination under the medical program of the Company in effect and applicable to the Participant immediately prior to the Change in Control, assuming such premiums remained equal to the premium chargeable at the first such month of the Forty Two Month Period and using a discount rate of 7 %. The Participant shall be covered under the Company's medical program during the Forty Two Month Period provided such Participant pays for such coverage, and such coverage shall be included in the calculation of the "Period of Coverage" to be provided to the Participant pursuant to Section 4980(B)(f) of the Internal Revenue Code of 1986, as amended (the "Code"); and

           (3) shall, during the period commencing on the latest of the date of Change in Control, Constructive Termination, or Non-Voluntary Termination and ending on the second anniversary thereafter, receive the use of office space and secretarial assistance for the purpose of finding new employment, and such other outplacement services as the Company may provide.

      (b) A Participant whose employment is terminated on account of a Constructive Termination or Non-Voluntary Termination after one (1) year has elapsed since a Change in Control occurred but before two (2) years has elapsed since such Change in Control:

           (1) shall receive, within thirty (30) days after such Constructive Termination or Non-Voluntary
               Termination, cash from the Company or its subsidiaries in one lump sum in an amount equal to the sum of:

              (A) one (1) times the Participant's annual base
                  salary calculated based upon the annualized annual base salary effective immediately prior to the Change in Control; and

              (B) one (l) times the bonus payments made by the
                  Company to the Participant for the calendar year immediately preceding the calendar year in which the Change in Control occurred; and

           (2) shall, be paid in one single lump sum payment, the net present value of the premiums that would be charged for medical benefits coverage during the thirty month period (the "Thirty Month Period") commencing on the date of the Constructive Termination or Non-Voluntary Termination under the medical program of the Company in effect and applicable to the Participant immediately prior to the Change in Control, assuming such premiums remained equal to the premium chargeable at the first such month of the Thirty Month Period and using a discount rate of 7 %. The Participant shall be covered under the Company's medical program during the Thirty Month


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



              Period provided that such Participant pays for such coverage, and such coverage shall be included in the calculation of the "Period of Coverage" to be provided to the Participant pursuant to Section
              (4980(B)(f) of the Code; and

          (3) shall, during the period commencing on the date of the Constructive Termination of Non-Voluntary Termination and ending on the first anniversary thereafter, receive the use of office space and secretarial assistance for the purpose of finding new employment, and such other outplacement services as the Company may provide.

        (c) The amounts payable under this Section 4 shall be payable whether or not the Participant secures new employment, and shall not be reduced or offset in any manner except as expressly set forth in Section 6.

5. Additional Amounts. In the event that any amounts payable to the Participant under this Program, or as a result of the acceleration of the right to exercise options or stock units would be subject to an excise tax pursuant to Section 4999 of the Code, then the Company and the affected Participant shall endeavor in good faith to reduce or eliminate the amount of any such excise tax. If, after such efforts, any excise tax remains to be paid, the Company shall pay to the Participant an amount, which after reduction for any income, excise and employment taxes on such amount, would equal the amount of such excise tax.

6. Reduction for Other Severance Payments. Benefits provided to any employee under Section 4 shall be reduced by the amount of any severance or termination of employment payments made by the Company or its subsidiaries to such employee otherwise than pursuant to this Program. Unemployment compensation benefits shall not be considered to be payments made by the Company or its subsidiaries.

7. Release. In order to receive the benefits provided herein, a Participant must sign a Release in the form attached as Attachment A hereto. No benefits or payments under this Program shall be provided or made to any Participant prior to the date on which such Release becomes irrevocable.

8.    Administration.
      (a) This Program shall be administered by the Board of Directors of PM Holdings, and the Board of Directors of PM
Holdings shall be responsible for ensuring that the Company complies with the provisions hereof.

      (b) The Board of Directors of PM Holdings may authorize one or more of their number or any agent to execute or deliver any instrument or make any payment in their behalf, and may employ such clerical personnel as they may require in carrying out the provisions of this Program.


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


      (c) The Board of Directors of PM Holdings shall have complete control of the administration of this Program, with all powers necessary to enable it to properly carry out its duties in that respect. The Board of Directors of PM Holdings shall be authorized to interpret this Program and to determine all questions arising in the administration, construction and application of this Program. The decision of the Board of Directors of PM Holdings upon all matters within the scope of its authority shall be conclusive and binding on all parties, subject, however, to the provisions of Section 9.

     (d) Subject to the limitations of this Section 8, the Board of Directors of PM Holdings from time to time may establish such supplemental rules and regulations for the administration of this Program and the transaction of its business as it deems necessary.

     (e) The Board of Directors of PM Holdings shall be responsible for the preparation and delivery of all reports, notices, plan summaries and plan descriptions required to be filed with any governmental office or to be given to any employee or beneficiary of any employee covered by this Program.

     (f) Upon request of the Board of Directors of PM Holdings, the Company or any of its subsidiaries shall furnish such information in its possession as will aid the Board of Directors of PM Holdings in the performance of its duties hereunder.

9.    Claims Procedure.
     (a) All claims for benefits shall be in writing and shall be filed with the Board of Directors of PM Holdings within thirty
(30) days of the date of termination.

     (b) If the Board of Directors of PM Holdings wholly or partially denies a Participant's claim for benefits, the Board of Directors of PM Holdings shall give the claimant written notice within sixty (60) days after its receipt of the claim setting forth:

           (i)the specific reason(s) for the denial;

           (ii)specific reference to pertinent Program provisions on which the denial is based;

           (iii)a description of any additional material or information which must be submitted to perfect the claim, and an explanation of why such material or information is necessary; and

           (iv)an explanation of this Program's review procedure.

     (c) The claimant shall have sixty (60) days after the day on which such written notice of denial is delivered to him or her by the Board of Directors of PM Holdings in which to apply (in person or by authorized representative) in writing to the Board of Directors of PM Holdings for a full and fair review of the denial of his or her claim. In connection with such review, the claimant (or his or her representative) shall be afforded a reasonable opportunity to review


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


pertinent documents, and may submit issues and comments in writing. The Board of Directors of PM Holdings shall arrange to meet personally with the claimant and/or representative within thirty (30) days after the PM Holdings Board of Directors' receipt of such written request for review for the purpose of hearing the claimant's contentions and receiving such relevant evidence as the claimant may wish to offer.

     (d) The Board of Directors of PM Holdings shall issue its decision on review within sixty (60) days after meeting with the claimant or personal representative, unless in the sole discretion of the Board of Directors of PM Holdings special circumstances require an extension to not later than one hundred twenty (120) days after such meeting. The decision shall be in writing and shall set forth specific reasons for the decision and specific references to pertinent Program provisions on which the decision is based.

     (e) The Company shall pay all costs and expenses, including, without limitation, reasonable attorney's fees, incurred by an employee acting reasonably in seeking to enforce his or her rights under this Program, to the extent the employee prevails.

10. Employment of Professional Assistance. The Board of Directors of PM Holdings is empowered, on behalf of this Program, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under this Program. The functions of any such persons engaged by the Board of Directors of PM Holdings shall be limited to the specific services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Program. Such persons shall exercise no discretionary authority or discretionary control respecting the management of this Program. All reasonable expenses thereof shall be borne by the Company.

11. Controlling Law. This Program shall be construed and enforced according to the internal laws of the State of Delaware to the extent not preempted by Federal Law, which shall otherwise control.

12. Amendments; Termination. This Program may be amended or terminated in whole or in part, by action of the Board of Directors of PM Holdings at any time. Upon and after the date of a Change in Control, the amendment or termination of this Program shall not affect the rights or benefits under this Program of any person employed by the Company prior to such amendment or termination of this Program.

13. Assignability. This Program shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Program. As used in this Program, the term "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Program by operation of law, written agreement or otherwise.


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


Adopted and approved by the Board on January 9, 1998.

                                    PURINA MILLS, INC.



                                    /s/ Paul F Cornelsen
                                    --------------------
                                    Paul F. Cornelsen,
                                    Chairman of the Board

                                    PM HOLDINGS CORPORATION



                                    /s/ Paul F. Cornelsen
                                    ---------------------
                                    Paul F. Cornelsen,
                                    Chairman of the Board


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



                           Attachment A

                    GENERAL RELEASE AND WAIVER

      (a). General Release and Waiver

      I, _____________________ HEREBY RELEASE, REMISE, ACQUIT AND DISCHARGE THE COMPANY, ITS PARENT, SUBSIDIARIES AND AFFILIATES AND THIER DIVISIONS, OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, CONSULTANTS, INDEPENDENT CONTRACTORS, ATTORNEYS, ADVISERS, SUCCESS0RS AND ASSIGNS (THE "COMPANY GROUP"), JOINTLY AND SEVERALLY, FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHICH I OR MY HEIRS, SUCCESSORS, OR ASSIGNS HAVE OR MAY HAVE AGAINST ANY OF SUCH PARTIES AND ANY AND ALL LIABILITY WHICH ANY OF SUCH PARTIES MAY HAVE TO ME WHETHER DENOMINATED CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES OR LIABILITIES ARISING FROM ANY AND ALL BASES, HOWEVER DENOMINATED, INCLUDING BUT NOT LIMITED TO CLAIMS OF DISCRIMINATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAMILY AND MEDICAL LEAVE ACT OF 1993, TITLE VII OF THE UNITED STATES CIVIL RIGHTS ACT OF 1964, 42 U.S.C. ss. 1981, (cite relevant state law) OR ANY OTHER FEDERAL, STATE, OR LOCAL LAW, ANY WORKERS' COMPENSATION OR DISABILITY CLAIMS UNDER ANY SUCH LAWS. THIS RELEASE IS FOR ANY RELIEF, NO MATTER HOW DENOMINATED, INCLUDING, BUT NOT LIMITED TO, WAGES, BACK PAY, FRONT PAY, COMPENSATORY DAMAGES, OR PUNITIVE DAMAGES. I FURTHER AGREE THAT I WILL NOT FILE OR PERMIT TO BE FILED ON MY BEHALF ANY SUCH CLAIM, EXCEPT NOTHING HEREIN IS INTENDED TO INTERFERE WITH MY RIGHT TO FILE A CHARGE WITH THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION IN CONNECTION WITH ANY CLAIM I BELIEVE I MAY HAVE AGAINST ANY MEMBER OF THE COMPANY GROUP. HOWEVER, BY SIGNING THIS RELEASE, I HEREBY AGREE TO WAIVE THE RIGHT TO RECOVER IN ANY PROCEEDING I MAY BRING BEFORE THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION (OR ANY STATE HUMAN RIGHTS COMMISSION) OR IN ANY PROCEEDING BROUGHT BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION (OR ANY STATE HUMAN RIGHTS COMMISSION) ON MY BEHALF. THIS RELEASE RELATES TO CLAIMS ARISING FROM AND DURING MY RELATIONSHIP WITH ANY MEMBER OF THE COMPANY GROUP OR AS A RESULT OF THE TERMINATION OF SUCH RELATIONSHIP. THIS RELEASE SHALL NOT APPLY TO THE BENEFITS PAYABLE TO ME UNDER THE PURINA MILLS, INC. PM HOLDINGS CORPORATION SEVERANCE PROGRAM FOR KEY EMPLOYEES OR TO THE OBLIGATION SET FORTH IN THIS RELEASE OR ANY OTHER CLAIMS THAT MAY ARISE AFTER THE DATE ON WHICH I SIGN THE ACKNOWLEDGMENT COPY OF THIS RELEASE.

      I ACKNOWLEDGE THAT THE BENEFITS THAT I AM RECEIVING UNDER THE PROGRAM CONSTITUTE CONSIDERATION FOR THE FOREGOING RELEASE THAT IS


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



IN ADDITION TO ANYTHING OF VALUE TO ME TO WHICH I AM ALREADY
ENTITLED FROM THE COMPANY GROUP.


      (b) Forfeiture in Event of Breach

      I acknowledge and agree that, notwithstanding any other provision of this Release, in the event of my breach of any of my obligations under this Release, I will forfeit the right to receive the benefits or payments provided for under the Program, and I agree immediately to reimburse the Company Group for the amount of such benefits or payments theretofore provided.


      (c)  Knowing and Voluntary Waiver; Right to Consider and Revoke

      (i) I understand that I may consider whether to agree to the terms contained herein for a period of fifty (50) days after the date hereof. Accordingly, I may sign and return this Release by [date 50 days from today], to acknowledge my understanding of and agreement with the foregoing. I acknowledge that, prior to my signing this Release, I was advised by the Company to consult with an attorney.

      (ii) This Release will become effective, enforceable and irrevocable seven days after the date on which I sign it (the "Effective Date"). During the seven-day period prior to the Effective Date, I may revoke my agreement to accept the terms hereof by indicating in writing to the Company my intention to revoke. If I exercise my right to revoke hereunder, I shall forfeit my right to receive the benefits provided under the Program.

      (iii) I acknowledge that, by my free and voluntary act of signing below, I agree to all of the terms of this Release and intend to be legally bound thereby.

      (d) Unless otherwise stated in this Release, all terms used herein without definition shall have the meanings assigned to them under the Purina Mills, Inc. Purina Holdings Corporation
Severance Program for Key Employees.


                                    By: _______________________


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


                          Acknowledgment

           On the ______ day of __________, 19,___, before me
personally came ________________ who, being by me duly sworn, did depose and say that he resides at _______________________; and did acknowledge and represent that he has had an opportunity to consult with attorneys and other advisers of his choosing regarding the Release attached hereto, that he has reviewed all of the terms of the Program and that he fully understands all of its provisions, including, without limitation, the general release and waiver set forth therein.



_____________________________
Notary Public

Date:  _______________________


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